Filed pursuant to Rule 424(b)(3)
Registration No. 333-136270
PROSPECTUS SUPPLEMENT NO. 3 (To Prospectus dated October 6, 2006)
DATED NOVEMBER 2, 2006
OILSANDS QUEST INC. (f.k.a. CanWest Petroleum Corporation)
44,033,149 SHARES OF COMMON STOCK
This Prospectus Supplement No. 3 supplements and amends the prospectus dated October 6, 2006 (the “Original Prospectus”), the prospectus supplement dated October 24, 2006 (the “Supplement No. 1”), and the prospectus supplement dated October 27, 2006 (the “Supplement No. 2”). Collectively, the Original Prospectus, Supplement No. 1, and Supplement No. 2 are referred to as the Prospectus. This Prospectus relates to the resale by the selling stockholders of up to 44,033,149 shares of our common stock, including up to 10,939,832 shares issuable upon the exercise of common stock purchase warrants and options, and 33,093,317 shares of common stock currently outstanding. We will not receive any of the proceeds from the sale of shares by the selling stockholders. We will receive proceeds from any cash exercise of warrants or options by the selling stockholders.
On October 31, 2006, we filed with the Securities and Exchange Commission a Current Report on Form 8-K disclosing a press release that summarizes the results of our annual shareholders meeting, which was held on October 30, 2006.
This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.
Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the symbol “BQI”. On October 31, 2006, the closing price of our common stock was $4.58.
INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE ORIGINAL PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 3 is November 2, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 31, 2006
Oilsands Quest Inc.
(f.k.a. CanWest Petroleum Corporation)
(Exact name of registrant as specified in its charter)

Colorado	0-27659	98-0461154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205, 707— 7th Avenue S.W. Calgary, Alberta, Canada	T2P 3H6

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (403) 263-1623
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX

Item 8.01 Other Events.
On October 31, 2006, the Company issued a press release, which is attached as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

99.1	Press Release dated October 31, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oilsands Quest Inc. (Registrant)
Date: October 31, 2006	/s/ Karim Hirji
	Name:	Karim Hirji
	Title:	Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated October 31, 2006.

NEWS RELEASE
DATE: October 31, 2006
FOR IMMEDIATE RELEASE:
CanWest Petroleum announces highlights of annual meeting
Calgary, Alberta — CanWest Petroleum Corporation (Amex: BQI) announces the results of business conducted at its annual meeting which was held Monday, October 30, 2006, in Calgary.
Shareholders approved the proposal of the Board of Directors to change the name of the Company to Oilsands Quest Inc. The company expects to begin trading under the new name Wednesday, November 1, 2006. At the same time, the name of its main operating subsidiary will be changed to Oilsands Quest Sask Inc.
The following were re-elected to the Board of Directors: T. Murray Wilson, Christopher H. Hopkins, Thomas Milne, Ronald Phillips, Gordon Tallman and W. Scott Thompson. Shareholder approval was given to amend the Articles of Incorporation and Bylaws to provide for staggered terms for the company’s Board of Directors.
Shareholders also approved the following proposals: the proposal to increase the number of authorized shares of Common Stock from 250,000,000 shares to 500,000,000 shares; the proposal to approve the Company’s 2006 Stock Option Plan, as amended; and the proposal to approve the Shareholders’ Rights Agreement previously adopted by the Board on March 9, 2006. Shareholders did not approve the proposal to amend the company’s Articles of Incorporation and Bylaws to require an affirmative vote of 66-2/3% of votes entitled to be cast for certain merger, acquisition, sale or change in control transactions.
A public company, CanWest Petroleum Corporation (Amex: BQI) is engaged in a variety of projects in the oil and gas industry in Western Canada with an emphasis on oil sands and oil shale exploration.
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the companies’ operations, markets, products and prices, and including other factors discussed in CanWest Petroleum Corporation’s various filings with the Securities and Exchange Commission.
For more information:

General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free	1-800-299-7823
Office	403-232-6251
Email	irinfo@hedlinlauder.com

Institutional investors, contact The Buick Group
Toll Free	1-877-748-0914
Office	416-915-0915
Email	jbuick@buickgroup.com